EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR OUTSTANDING SHARES OF LIMITED LIABILITY
COMPANY INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY
NOTIFICATION OF THE FUND’S TENDER OFFER.

April 2, 2012

Dear ASGI Mesirow Insight Fund, LLC Member:

           We are writing to inform you of important dates relating to a tender offer by ASGI Mesirow Insight Fund, LLC (the “Fund”).  If you are not interested in having the Fund repurchase all or a portion of your outstanding shares of limited liability company interest in the Fund (“Shares”) as of June 30, 2012, please disregard this notice and take no action.

           The tender offer period begins on April 2, 2012 and will end at 12:00 midnight, Eastern Standard Time, on April 27, 2012, at which point the Offer will expire.  The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Shares.  Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

           If you would like to tender all or a portion of your Shares for repurchase by the Fund during this tender offer period, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to ASGI Mesirow Insight Fund, LLC, c/o Alternative Strategies Group, Inc. at P.O. Box 9804, Providence, RI 02940-9814, Attention: Tender Offer Administrator; or (ii) fax it to BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) at (508) 599-7836, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Standard Time, on April 27, 2012.  If you do not wish to have all or a portion of your Shares repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR SHARES REPURCHASED AS OF JUNE 30, 2012.

           If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at BNY Mellon at (800) 305-0816.

Sincerely,

ASGI Mesirow Insight Fund, LLC